Exhibit (h)(2)

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of June 10, 2025

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of first two weeks of December, 2024:

WEBs Defined Volatility SPY ETF (ticker: DVSP)

WEBs Defined Volatility QQQ ETF (ticker: DVQQ)

WEBs Defined Volatility XLE ETF (ticker: DVXE)

WEBs Defined Volatility XLB ETF (ticker: DVXB)

WEBs Defined Volatility XLI ETF (ticker: DVIN)

WEBs Defined Volatility XLY ETF (ticker: DVXY)

WEBs Defined Volatility XLP ETF (ticker: DVXP)

WEBs Defined Volatility XLV ETF (ticker: DVXV)

WEBs Defined Volatility XLF ETF (ticker: DVXF)

WEBs Defined Volatility XLK ETF (ticker: DVXK)

WEBs Defined Volatility XLC ETF (ticker: DVXC)

WEBs Defined Volatility XLU ETF (ticker: DVUT)

WEBs Defined Volatility XLRE ETF (ticker: DVRE)

WEBS ETF TRUST

By:	/s/ Kevin Rich
Name:	Kevin Rich
Title:	Vice President

Date: June 10, 2025